EXHIBIT 12

                            SBC COMMUNICATIONS, INC.
    SUPPLEMENTAL PRO FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               Dollars in Millions

                                            12/31/00  12/31/99  12/31/98 12/31/97   12/31/96

                                            --------  --------  --------- --------    -------
Income Before Income Taxes, Extraordinary
  Items and Cumulative Effect of
  Accounting Changes                        $ 12,367  $ 10,382  $ 11,859    6,356   $  8,789                                                                   $
     Add:  Interest Expense                    1,592     1,430     1,605    1,550      1,418
     Dividends on Preferred Securities           118       118       114       98         68
        1/3 Rental Expense                       252       236       228      202        188
                                            ---------  --------  --------- --------  ---------

     Adjusted Earnings                      $ 14,329  $ 12,166  $ 13,806    8,206   $ 10,463                                                                   $
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Total Interest Charges                      $  1,693   $ 1,511  $  1,691    1,700   $  1,589                                                                   $
Dividends on Preferred Securities                118       118       114       98         68
1/3 Rental Expense                               252       236       228      202        188
                                            --------- --------  --------- --------  ---------

     Adjusted Fixed Charges                 $  2,063   $ 1,865  $  2,033    2,000   $  1,845                                                                   $
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